------------------------
        FORM 4
------------------------

                                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
                                                   WASHINGTON, D.C. 20549                                     OMB APPROVAL
                                                                                                      -----------------------------
                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:     3235-0287
[ ]Check this box if                                                                                  Expires: January 31, 2005
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Estimated average burden
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       hours per response:......0.5
   Form 4 or Form 5              Section 30(h) of the Investment Company Act of 1940
   obligations may                                                                                    -----------------------------
   continue.
   SEE Instruction 1(b)

   (Print or Type Response)
-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer

  O'REILLY PHILLIP A.                       ARTESYN TECHNOLOGIES, INC. (ATSN)                (Check all applicable)
------------------------------------------------------------------------------------     x   Director                10% Owner
   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for          ___                     ___
                                          Security Number        Month/Year                  Officer (give            Other specify
                                          of Reporting                                  ___  (title below)      ____ (below
                                          Person                 April 16, 2003               below)
                                          (Voluntary)
  181 OCEAN BEACH TRAIL
-----------------------------------------------------------------------------------------------------------------------------------
               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          x   Form filed by One Reporting Person
                                                                                         ___
                                                                                              Form filed by More than One Reporting
  VERO BEACH FL 32961                                                                    ___  Person
-----------------------------------------------------------------------------------------------------------------------------------
   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------

1.Title of Security  2.Transaction  2A. Deemed    3.Transaction  4.Securities Acquired(A) or   5.Amount of   6.Owner-  7.Nature of
(Instr. 3)           Date           Execution Day   Code           Disposed of (D)             Securities    ship      Indirect
                     (mm/dd/yy)     if any          (Instr. 8)     (Instr. 3, 4 and 5)         Beneficially  Form:     Beneficial
                                    (mm/dd/yy)                                                 Owned Follow- Direct    Ownership
                                                  -------------------------------------------- ing Reported  (D) or
                                                                                (A)            Transaction   Indirect
                                                                                or                           (I)
                                                     Code     V     Amount      (D)    Price   (Instr 3 & 4) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK            04/16/03                      M             10,000      A      $2.4375    20,000        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                      81,721        I         By Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     (Over)
                                                                                                           SEC  1474 (3-99)


FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                              (E.G., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of  2.       3.      3A.     4.      5. Number of  6. Date          7. Title and Amount 8. Price  9. Number 10.     11.
Derivative   Conver-  Trans-  Deemed  Trans-  Derivative    Exercisable and  of Underlying       of Deriv- of        Owner-  Nature
Security     sion or  action  Execu-  action  Securities    Expiration Date  Securities          ative     Deriv-    ship    of In-
(Instr. 3)   Exer-    Date    tion    Code    Acquired (A)  (Month/Day/Year) (Instr. 3 and 4)    Security  ative     Form    direct
             cise     (Month/ Date,   (Instr. or Disposed                                        (Instr.   Secur-    of      Bene-
             Price    Day/    if any  8)      of(D)                                              5)        ities     Deriv-  ficial
             of       Year)   (Month/         (Instr. 3,                                                   Bene-     ative   Owner-
             Deriv-           Day/            4 and 5)                                                     ficially  Secur-  ship
             ative            Year)                                                                        Owned     ity:    (Instr.
             Secur-                                                                                        at End    Direct  4)
             ity                                                              ----------------             of        (D) or
                                                                                       Amount              Month     In-
                                                            ----------------           or                  (Instr.   direct
                                                            Date     Expira-           Number              4)        (I)
                                      ------  ------------  Exer-    tion              of                            (Instr.
                                      Code V  (A)   (D)    cisable  Date     Title     Shares                        4)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified  $2.4375 04/16/03        M            10,000          04/27/03  Common   10,000               0         D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $2.7500                                              04/28/04  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $4.8750                                              04/27/05  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $7.2800                                     05/09/03 05/09/12  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $15.7900                                             05/01/11  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $16.0000                                             05/02/06  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $18.0000                                             05/08/07  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $18.2500                                             05/06/09  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $21.2500                                             05/06/08  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $23.8125                                             05/04/10  Common   10,000              10,000     D
Stock Option                                                                  Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                                              /s/ Giselle Hurwitz                               April 17, 2003
                                                             -------------------------------------------     -----------------------
                                                             **Signature of Reporting Person                         Date
                                                             By:  Giselle Hurwitz
                                                             For: Phillip A. O'Reilly



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
*      If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**     Intentional misstatements or omissions of facts constitute Federal Criminal Federal Criminal Violations. SEE 18 U.S.C. 1001
       and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

o  Potential persons who are to respond to the collection of information contained in this for are not required to respond unless
   the form displays a currently valid OMB Number.                                                                    Page 3 of 3